Exhibit 99.1

News

STEPHEN MAIRE

Global Head of Investor Relations and Communications

+1.212.553.7424

stephen.maire@moodys.com

MICHAEL ADLER

Senior Vice President

Corporate Communications

+1.212.553.4667

michael.adler@moodys.com

Moody’s Names Mark Kaye as Chief Financial Officer

NEW YORK, July 31, 2018 – Moody’s Corporation (NYSE:MCO) announced today that Mark Kaye will join the company on August 20th as Senior Vice President and Chief Financial Officer.

Mr. Kaye will oversee Moody’s global finance activities and will also have executive responsibility for the company’s Investor Relations and Corporate Services functions. He succeeds Jeffrey Hare as the company’s Principal Financial Officer.

Mr. Kaye joins Moody’s from Massachusetts Mutual Life Insurance Company (MassMutual), where he served as Senior Vice President and Head of Financial Planning and Analysis, as well as Chief Financial Officer of MassMutual U.S., the company’s domestic insurance and retirement plan operation.

“Mark has an impressive record of success as a financial steward and senior executive at leading financial services companies. I am confident that he will help us deliver Moody’s continued strong financial performance, drive long-term shareholder value and prove to be an excellent addition to our senior management team,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s.

Mr. Kaye brings to his role more than 15 years of experience in business finance, financial planning and analysis, strategy and large-scale project management. Prior to joining MassMutual in 2015, he held a range of senior finance leadership roles at Voya Financial (formerly ING U.S.) and began his career in the investment banking division of Credit Suisse First Boston. In addition to working in the U.S., Mr. Kaye has had extensive prior work experience in the Asia Pacific region. He holds an M.B.A. in Finance and a B.S.E. in Statistics and Actuarial Science, both from the Wharton School at the University of Pennsylvania, and is a Fellow of the Society of Actuaries.

“I have long admired Moody’s as an institution and I look forward to working with such a talented team at an organization that is so critical to the efficient functioning of the world’s financial markets,” Mr. Kaye said.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,300 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

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